Free Writing Prospectus
Filed Pursuant to Rule 433
Dated November 7, 2023
Registration Statement Nos. 333-268757 and 333-268757-05

 **FULL PX DETAILS** Exeter Automobile Receivables Trust 2023-5 (EART 2023-5)

Joint Bookrunner: Barclays (str), Citi, Deutsche Bank and Mizuho
Co-Managers: Citizens, J.P. Morgan, Wells Fargo

-- Capital Structure --
CL	SIZE($MM)	OFFRD($MM)	WAL*	M/F	P.WIN*	E MTY.*	L MTY.	BNCH	SPRD	YLD(%)	CPN(%)	PX(%)
A-1	81.550	77.472	0.14	P-1/F1+	1-3	02/24	11/24	I-CRV	+30	5.715%	5.715%	100.00000%
A-2	153.970	146.271	0.53	Aaa/AAA	3-11	10/24	04/26	I-CRV	+80	6.283%	6.20%	99.99881%
A-3	85.270	81.006	1.15	Aaa/AAA	11-17	04/25	03/27	I-CRV	+115	6.407%	6.32%	99.99654%
B	124.300	118.085	1.83	Aaa/AA	17-27	02/26	04/28	I-CRV	+170	6.681%	6.58%	99.98309%
C	110.090	104.585	2.67	Aa3/A	27-37	12/26	01/29	I-CRV	+220	6.958%	6.85%	99.97758%
D	102.990	97.840	3.58	Baa3/BBB	37-49	12/27	02/30	I-CRV	+260	7.246%	7.13%	99.97177%
E	71.020	67.469	4.44	NR/BB	49-55	07/28	06/31	I-CRV	+520	9.782%	9.58%	99.96967%
*Based on 1.50% ABS Pricing Speed to 5% Clean-Up Call

TOE: 3:34 PM EST

- TRANSACTION SUMMARY -
• Size : $692.728mm offered
• Exp Ratings : Moody's, Fitch
• Pricing Speed: 1.50% ABS to 5% call
• Exp Settle : 11/15/2023
• First Pay : 12/15/2023
• B&D : Barclays
• ERISA : A-D - Yes, E - No
• RR Compliance: US – Yes, EU - No
• Registration : A-D - SEC REG, E - 144A/Reg S/IAI
• Min Denoms : A-D - 1k x 1k, E – 947k x 1k

-Available Information-
* Preliminary Prospectus, Ratings FWP and Offering Memorandum (attached)
* Intex Deal Name: bcgexar2305_preprice_upsize Intex Password: KBUA
* Deal Roadshow Entry Code: EART2305 Direct Link: https://dealroadshow.com/e/EART2023

The issuer has filed a registration statement (including a prospectus) with the u.s. Securities and exchange commission (sec) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents that the issuer has filed with the sec, for more complete information about the issuer and this offering. You may get these documents for free by searching the sec online database (edgar) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays capital inc. By calling 1-888-603-5847.